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                                                                    EXHIBIT 12.1

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
                                                                FOR THE YEARS ENDED
                                                ----------------------------------------------------
                                                  2003       2002       2001       2000       1999
                                                --------   --------   --------   --------   --------
(IN THOUSANDS)
Earnings from continuing operations
  before income taxes                           $ 62,021     28,201   $ 40,490   $ 32,160   $ 41,883
Fixed interest charges                           123,059    157,229    192,765    212,269    171,159
                                                --------   --------   --------   --------   --------
Earnings (loss):
  Including fixed interest charges               185,080    185,430    233,255    244,429    213,042
  Excluding interest expense on deposits         148,891    122,653    147,587    152,706    135,691
Fixed interest charges excluding interest
  expense on deposits                             86,870     94,452    107,097    120,546     93,808
Ratios:
Earnings including fixed interest charges
  to fixed interest charges                         1.50       1.18       1.21       1.15       1.24
Earnings to fixed interest excluding
  interest on deposits                              1.71       1.30       1.38       1.27       1.45
Dollar deficiency of earnings to fixed
  interest charges                              $      -          -   $      -   $      -   $      -
                                                ========   ========   ========   ========   ========
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